                                                                    Exhibit 99.1


Contact: Jennifer Good                       Sarah Zitter Milstein/Jim Fingeroth
         Senior Vice President and           Kekst and Company
         Chief Financial Officer             212-521-4800
         845-878-8381
         800-431-2457

                  PENWEST REPORTS SECOND QUARTER 2001 RESULTS

-- Completes Additional Oxymorphone Clinical Trial, Collaboration With Irex and

      $30 Million Private Placement to Expand Drug Delivery Activities --

PATTERSON, NY, July 31, 2001 - Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today reported results for the second quarter ended June 30, 2001.

Total revenue for the second quarter rose to $9.5 million, a 6.9% increase from $8.9 million in the second quarter of 2000. The Company reported a net loss of $3.2 million, or a $0.25 loss per share, versus a net loss of $2.1 million, or a $0.17 loss per share, in the second quarter of 2000.

Revenues for the quarter increased primarily due to increased excipient sales for the second quarter of 2001, compared to the second quarter of 2000 when the Company experienced softness in its excipients business. Revenues for the quarter also included drug delivery royalties from Mylan Pharmaceutical's sales of the 30 mg dosage strength of the generic version of Procardia(R)XL, which were comparable to the second quarter of 2000.

Gross profit for the second quarter of 2001 was $3.7 million, or 38.9% of revenues, compared to $3.6 million, or 40.6%, in the second quarter of 2000.
The decrease in gross profit as a percentage of revenues is attributable to some pricing pressure in the Company's excipients business.

Research and development spending during the second quarter of 2001 was $3.0 million, compared to $2.8 million in the second quarter of 2000, primarily reflecting Penwest's continued spending under its collaboration with Endo Pharmaceuticals for the development of an extended release oxymorphone product using Penwest's TIMERx(R) technology. Selling, general and administrative costs rose approximately $800,000 during the quarter primarily in connection with increased legal and professional fees associated with evaluating and pursuing financing alternatives.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "We are pleased with the Company's progress as we have achieved a number of significant accomplishments in executing our strategy to aggressively pursue new opportunities in oral drug delivery. First, we recently completed another Phase III clinical trial in the oxymorphone development program with Endo and expect to be releasing data on that trial shortly. Second, we are building on our development opportunities through new programs such as our previously announced collaboration with Laboratoires Irex S.A., a subsidiary of Sanofi-Synthelabo, with which we have worked well for many years. Moreover, our excipients business has seen a number of filings by pharmaceutical companies both in the U.S. and Europe for products that include ProSolvTM, which we anticipate will bolster sales of our ProSolv products over the next year.

"Also, in July Penwest raised $30 million in a privately placed new equity financing, an important step in executing our long-term strategy to expand our product pipeline, actively pursue new drug delivery technologies and capture greater economic value from our products by funding more of the development
costs.   We are pleased with the exceptionally strong interest we received in this private placement, both from current shareholders as well as new investors," concluded Mr. Hamachek.

For the six months ended June 30, 2001, Penwest reported total revenues of $20.5 million and a net loss of $5.3 million, or a $0.42 loss per share. Gross profit was $8.1 million or 39.5% of revenues for the six months ended June 30, 2001, compared to $8.2 million or 40.3% for the same period in 2000. In the comparable six-month period of 2000, the Company reported total revenues of $20.3 million and a net loss of $3.8 million, or a $0.32 loss per share.

Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends", "potential", and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for Penwest to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on collaborators to, among other things, sell products for which Penwest receives royalties and advance clinical development and commercialization of products; the ability to enter into additional collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2001, and which risk factors are incorporated herein by reference.

                                (Table Follows)


Consolidated Statements of Operations
-------------------------------------
(Thousands of dollars, except per share data)

                                          Quarter Ended       Six Months Ended
                                            June 30               June 30

                                         2001      2000        2001     2000
                                         ----      ----        ----     ----
Revenues
  Product sales                         $8,378     $7,754     $17,614  $18,235
  Royalties & licensing fees             1,137      1,149       2,840    2,043
                                       -------     ------     -------  -------
    Total revenues                       9,515      8,903      20,454   20,278

Cost of product sales                    5,817      5,284      12,380   12,101
                                       -------     ------     -------  -------
    Gross profit                         3,698      3,619       8,074    8,177

Selling, general and administrative      3,742      2,921       6,737    5,946
Research and product development         2,960      2,811       6,283    5,431
                                       -------     ------     -------  -------
    Loss from operations                (3,004)    (2,113)     (4,946)  (3,200)

Investment income                           20         68          60       68
Interest expense                            78         15         152      141
Income tax expense                         104         48         251      144
                                       -------     ------     -------  -------
   Loss before cumulative effect of
    change in accounting principle      (3,166)    (2,108)     (5,289)  (3,417)

Cumulative effect of change in
    accounting principle                    --         --          --     (410)
                                       -------    -------     -------  -------
   Net loss                            $(3,166)   $(2,108)    $(5,289) $(3,827)
                                       =======    =======     =======  =======

Basic and diluted amounts per share:
   Loss before cumulative effect of
    change in accounting principle     $ (0.25)   $ (0.17)    $ (0.42) $ (0.28)

   Cumulative effect of change in
    accounting principle                    --         --          --    (0.04)
                                       -------    -------     -------  -------
   Net loss                            $ (0.25)   $ (0.17)    $ (0.42) $ (0.32)
                                       =======    =======     =======  =======
Weighted average shares of common
    stock outstanding                   12,700     12,475      12,689   12,015
                                       =======    =======     =======  =======